Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Adeona Pharmaceuticals, Inc. and Subsidiaries (a development stage company) of our report dated March 30, 2010 on the consolidated financial statements of Adeona Pharmaceuticals, Inc. and Subsidiaries for the years ended December 31, 2009 and 2008 and for the period from January 8, 2001 (inception) to December 31, 2009, included in Form 10-K filed on March 31, 2010, and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
May 7, 2010